Exhibit 10.3
December 17, 2008
Via Hand Delivery
[Name of Officer]
100 St. Joseph St.
Mobile, AL 36652
Dear [Name of Officer],
     BancTrust Financial Group, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Purchase Agreement”), with the United States Department of Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”).
     For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Purchase Agreement, the Company is required to establish specified standards for incentive compensation to its Senior Executive Officers (as hereinafter defined) and to make changes to its compensation arrangements. The Company has determined that you are a Senior Executive Officer for purposes of the CPP. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you acknowledge and agree as follows:
     1. No Golden Parachute Payments. You will not be entitled to receive from the Company any Golden Parachute Payment (as hereinafter defined) during any CPP Covered Period (as hereinafter defined).
     2. Recovery of Bonus and Incentive Compensation. You will be required to and shall return to the Company any bonus or incentive compensation paid to you by the Company during a CPP Covered Period if the payments were based on the Company’s materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
     3. Compensation Review. The Company shall promptly review, and in no event more than 90 days after the Treasury’s investment, and place limits on executive compensation to exclude incentives for unnecessary and excessive risks that threaten the value of the Company during the CPP Period. Thereafter, the Company shall conduct similar annual reviews. To the extent any such review requires revisions to any Benefit Plan (as hereinafter defined) with respect to you, the Company shall be permitted to make such changes as it deems necessary or appropriate to comply with the requirements of the CPP without your further consent.

[Name of Officer]
December 17, 2008

     4. Waiver. You will execute a waiver (the “Waiver”), substantially in the form attached hereto as Exhibit A, waiving any claims against the Treasury or the Company for any changes to your compensation or benefits as required to comply with regulations issued under the CPP and acknowledging that the regulation may require modification of your Benefit Plans during the CPP Period.
     5. Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive, deferred compensation and other benefit plans, arrangements and agreements that do not comply with the requirements of the CPP and as set forth above (including golden parachute, severance, change in control and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to comply with the requirements of the CPP and as set forth above. For reference, certain, but not necessarily all, of the affected Benefit Plans are set forth in Appendix 1 to this letter.
     This letter shall be interpreted in light of the following definitions:
     a. “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b). As between the Company and you, the term “employer” or “employer and its affiliates” in the Waiver will be deemed to mean the Company as used in this letter.
     b. “CPP Covered Period” shall mean any period during which (i) you are a Senior Executive Officer and (ii) the Treasury holds an equity or debt position acquired from the Company in the CPP; provided, however, that such term shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.10.
     c. “EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.
     d. “Golden Parachute Payment” is used with the same meaning as in Section 111(b)(2)(C) of EESA.
     e. “Senior Executive Officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of the EESA and interpreted in a manner consistent with, 31 C.F.R. § 30.2.
     This letter is intended to, and will be interpreted, administered and construed to, comply with Section 111 of the EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
     To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Alabama. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature. If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

[Name of Officer]
December 17, 2008

     The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Very Truly Yours, BancTrust Financial Group, Inc.
By:
J. Stephen Nelson
Chairman of the Board of Directors

     Intending to be legally bound, I agree with and accept the foregoing terms as of the date set forth below.

Date:

[Name of Officer]

Exhibit A
Form of Waiver
WAIVER BY SENIOR EXECUTIVE OFFICER
In consideration for the benefits I will receive as a result of BancTrust Financial Group, Inc.’s participation the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer or its affiliates for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.
I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plan, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of BancTrust Financial Group, Inc. acquired through the TARP Capital Purchase Program.
This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise received, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.
Dated: December 19, 2008

[Name of Officer]
[Title]
BancTrust Financial Group, Inc.

Appendix 1
Affected Benefit Plans
1.	The Company’s Annual Management Incentive Plan.

2.	The Company’s 1993 Incentive Compensation Plan.

3.	The Company’s 2001 Incentive Compensation Plan.

4.	The Company’s Change of Control Agreement with [Name of Officer].

5.	The Company’s Supplemental Retirement Plan with [Name of Officer][1].

[1]	Item 5 was only included in the agreements for F. Michael Johnson, Bruce C. Finley, Jr. and W. Bibb Lamar, Jr.